                                                       EXHIBIT 24.4




                            November 8, 1993




Nortek, Inc.
50 Kennedy Plaza
Providence, Rhode Island  02903-2360


Dear Sir or Madam:

     By this letter, we hereby consent to the use of our name, and the attribution to us of statistics that we have provided to you (including statistics as to the amount of non-residential construction in various periods), in connection with your Prospectus and Registration Statement to be filed with the Securities and Exchange Commission relating to your public offering of certain debt securities.

                              F.W. DODGE/MCGRAW HILL


                              \s\   David M. Schmidt
                              By:     David M. Schmidt
                              Title:  Director, Construction
                                      Statistics and Forecasts